Consent of Independent Registered Public Accounting Firm

The Board of Directors
Research Frontiers Incorporated:


We consent to the incorporation by reference in the registration statements (No. 33-53030, 33-86910, 333-08623, 333-34163, 333-80575,
333-63374 and 333-106754) on Form S-8 and (No. 333-40369, 333-115052
and 333-65219) on Form S-3 of Research Frontiers Incorporated and subsidiary of our report dated March 3, 2006, with respect to the consolidated balance sheet of Research Frontiers Incorporated and subsidiary as of December 31, 2005, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended, and all related financial statement schedule, which reports appear in the December 31, 2005 annual report on Form 10-K of Research Frontiers Incorporated and subsidiary.


                              /s/ BDO Seidman, LLP
                                  BDO Seidman, LLP

  Melville, New York
  March 29, 2006